Exhibit (a)(1)(iv)

Offer to Purchase for Cash

by
THE PROGRESSIVE CORPORATION
of
Up to 17,100,000 of its Common Shares at a Purchase Price of
Not Greater Than $88.00 Nor Less Than $78.00 Per Share

THE TENDER OFFER, PRORATION PERIOD AND WITHDRAWAL RIGHTS WILL EXPIRE

AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON FRIDAY, OCTOBER 15, 2004,
UNLESS THE TENDER OFFER IS EXTENDED.

To Our Clients:

      Enclosed for your consideration are the Offer to Purchase dated September 14, 2004 and the related Letter of Transmittal (which, as may be amended or supplemented from time to time, together constitute the tender offer) in connection with the tender offer by The Progressive Corporation, an Ohio corporation (the “Company”), to purchase up to 17,100,000 of its common shares, $1.00 par value, at a price specified by it not greater than $88.00 nor less than $78.00 per share, net to the seller in cash, without interest, upon the terms and subject to the conditions of the tender offer.

      The Company will determine the lowest per share price, not greater than $88.00 nor less than $78.00 per share, that it will pay for shares properly tendered and not properly withdrawn pursuant to the tender offer, taking into account the number of shares so tendered and the prices specified by tendering shareholders. The Company will determine the lowest purchase price that will allow it to purchase 17,100,000 common shares (subject to the Company’s right to purchase additional shares described below), or such lesser number as are properly tendered and not properly withdrawn, pursuant to the tender offer. The Company will purchase all common shares validly tendered at prices at or below the purchase price and not withdrawn upon the terms and subject to the conditions set forth in the Offer to Purchase and the related Letter of Transmittal, including the provisions relating to “odd lot” tenders, proration and conditional tender described in the Offer to Purchase.

      Common shares tendered at prices in excess of the purchase price and shares not purchased because of proration or conditional tenders will be returned at the Company’s expense to the shareholders who tendered such shares promptly after the Expiration Date (as defined in the Offer to Purchase). As described in the Offer to Purchase, if more than 17,100,000 common shares are tendered in the tender offer at prices not greater than $88.00 and not less than $78.00 per share, the Company reserves the right to purchase up to an additional 2% of its outstanding shares, or approximately 4,400,000 shares, without extending the tender offer, subject to applicable legal requirements. The Company further reserves the right to select a higher per share purchase price, within the $78.00 to $88.00 range, if necessary to acquire the number of additional shares which it determines in its discretion to purchase. The Company’s election to purchase additional shares will not cause the purchase price to decrease, but the “odd lot” priority, proration and conditional tender provisions described in the Offer to Purchase may still apply. In any event, the Company will acquire all shares acquired in the tender offer at the determined purchase price, regardless of whether the shareholder tendered at a lower price. See Section 1 of the Offer to Purchase.

      As described in the Offer to Purchase, if fewer than all common shares properly tendered at or below the purchase price and not properly withdrawn are to be purchased by the Company, the Company will purchase tendered shares in the following order of priority:

•	First, from all shareholders who own beneficially or of record an aggregate of fewer than 100 common shares (“odd lots”) who properly tender and do not properly withdraw all of such shares at or below the purchase price determined by the Company (partial tenders will not qualify for this preference);

•	Second, subject to the conditional tender provisions described in Section 6 of the Offer to Purchase, on a pro rata basis from all other shareholders who properly tender common shares at or below the purchase price determined by the Company; and

•	Third, only if necessary to permit the Company to purchase 17,100,000 common shares (or such greater number of shares as the Company may elect to purchase subject to applicable law) from holders who have tendered shares at or below the purchase price determined by the Company on the condition that at least a specified minimum number of such holder’s shares are purchased in the tender offer (for which the condition was not initially satisfied) by random lot, to the extent feasible. To be eligible for purchase by random lot, shareholders whose common shares are conditionally tendered must have tendered all of their shares at or below the purchase price determined by the Company. See Section 6 of the Offer to Purchase.

      We are the holder of record of common shares held for your account. As such, only we, pursuant to your instructions, can tender your shares. The Letter of Transmittal is furnished to you for your information only and cannot be used by you to tender common shares held by us for your account. We request instructions as to whether you wish us to tender any or all of the common shares held by us for your account, upon the terms and subject to the conditions set forth in the Offer to Purchase and the Letter of Transmittal.

      Please note carefully the following:

1.	You may direct us to tender common shares at a price not greater than $88.00 nor less than $78.00 per share, as indicated in the attached Instruction Form, net to you in cash, without interest.

2.	You should consult with your broker and/or your tax advisor as to whether (and if so, in what manner) you should designate the priority in which you want your tendered shares to be purchased in the event of proration. In addition, your broker, bank or nominee may charge you a fee for tendering shares on your behalf. We urge you to consult with such party to determine whether any charges will apply.

3.	The tender offer, the proration period and withdrawal rights expire at 12:00 Midnight, New York City time, on Friday, October 15, 2004, unless the tender offer is extended by the Company.

4.	The tender offer is not conditioned upon any minimum number of common shares being tendered. The tender offer is, however, subject to certain other conditions set forth in the Offer to Purchase. See Section 7 of the Offer to Purchase.

5.	The tender offer is for 17,100,000 common shares, constituting approximately 7.9% of the Company’s outstanding shares as of September 10, 2004.

6.	If you wish to direct us to tender portions of your common shares at different prices, you must complete a separate Instruction Form for each price at which you wish us to tender each such portion of your shares. We must submit separate Letters of Transmittal on your behalf for each price you will accept for each portion tendered.

7.	If you hold beneficially or of record an aggregate of fewer than 100 common shares, and you instruct us before the Expiration Date (as defined in the Offer to Purchase) to tender on your behalf all such shares at or below the purchase price determined by the Company and check the box captioned “Odd Lots” on the attached Instruction Form, the Company, on the terms and subject to the conditions of the tender offer, will accept all such shares for purchase before proration, if any, of the purchase of other shares properly tendered at or below the purchase price and not properly withdrawn.

8.	If you wish to condition your tender upon the purchase of all common shares tendered (or upon the Company’s purchase of a specified minimum number of the shares which you tender), you may elect to do so and thereby avoid possible proration of your tender (or a proration of your tender which would otherwise result in a purchase by the Company of less than the minimum number of shares that you specify) if more than 17,100,000 shares (or such greater number of shares as the Company may elect to purchase subject to applicable law) are tendered at or below the purchase price. In such case, the Company’s purchase of common shares from all tenders which are so conditioned and whose conditions are not initially satisfied will be determined by random lot. To be eligible for purchase by random lot, you must have conditionally tendered all of your shares at or below the purchase price determined by the Company. To elect such a condition complete the section captioned “Conditional Tender” in the attached Instruction Form.

9.	The Board of Directors of the Company has approved the tender offer. However, none of the Company, its Board of Directors or J.P. Morgan Securities Inc., the Dealer Manager for the tender offer, makes any recommendation to shareholders as to whether to tender or refrain from tendering their shares for purchase, or as to the price or prices at which shareholders should choose to tender their shares. Shareholders must make their own decisions as to whether to tender their shares and, if so, how many shares to tender and the price or prices at which they should tender such shares.

      If you wish to have us tender any or all of your common shares, please so instruct us by completing, executing and returning to us the Instruction Form on the detachable part hereof. An envelope to return your instructions to us is enclosed. If you authorize tender of your common shares, all such shares will be tendered unless otherwise specified on the Instruction Form.

      YOUR PROMPT ACTION IS REQUESTED. YOUR INSTRUCTION FORM SHOULD BE FORWARDED TO US IN AMPLE TIME TO PERMIT US TO SUBMIT THE TENDER ON YOUR BEHALF BEFORE THE EXPIRATION OF THE TENDER OFFER.

      The tender offer is not being made to, nor will tenders be accepted from or on behalf of, holders of common shares in any jurisdiction in which the making of the tender offer or acceptance thereof would not be in compliance with the laws of such jurisdiction. In those jurisdictions the laws of which require that the tender offer be made by a licensed broker or dealer, the tender offer shall be deemed to be made on behalf of the Company by J.P. Morgan Securities Inc., the Dealer Manager for the tender offer, or one or more registered brokers or dealers licensed under the laws of such jurisdiction.

INSTRUCTION FORM

With Respect to the

Offer to Purchase for Cash
by
THE PROGRESSIVE CORPORATION
of
Up to 17,100,000 of its Common Shares at a Purchase Price of
Not Greater Than $88.00 Nor Less Than $78.00 Per Share

      The undersigned acknowledge(s) receipt of your letter and the enclosed Offer to Purchase dated September 14, 2004 and the related Letter of Transmittal (which together, as amended or supplemented, constitute the tender offer), in connection with the “Dutch auction” tender offer by The Progressive Corporation (the “Company”) to purchase up to 17,100,000 of its common shares, $1.00 par value, at a price not greater than $88.00 nor less than $78.00 per common share, net to the undersigned in cash, without interest.

      The undersigned hereby instruct(s) you to tender to the Company the number of common shares indicated below or, if no number is indicated, all common shares held by you for the account of the undersigned, upon the terms and subject to the conditions set forth in the tender offer.

NUMBER OF COMMON SHARES BEING TENDERED HEREBY:                      SHARES*

*	Unless otherwise indicated, it will be assumed that all common shares held by us for your account are to be tendered.

CHECK ONLY ONE BOX. IF MORE THAN ONE BOX IS CHECKED, OR IF NO BOX IS

CHECKED, THERE IS NO VALID TENDER OF COMMON SHARES.

SHARES TENDERED AT PRICE DETERMINED BY DUTCH AUCTION

(See Instruction 5 of the Letter of Transmittal)

☐	The undersigned wants to maximize the chance of having the Company purchase all the common shares the undersigned is tendering (subject to the possibility of proration). Accordingly, by checking this ONE box, INSTEAD OF ONE OF THE PRICE BOXES BELOW, the undersigned hereby tenders common shares and agrees to accept the purchase price determined by the Company pursuant to the Dutch auction tender offer. This action will result in receiving a price per share of as low as $78.00 or as high as $88.00.

 — OR —

SHARES TENDERED AT PRICE DETERMINED BY SHAREHOLDER

(See Instruction 5 of the Letter of Transmittal)

By checking ONE of the boxes below, INSTEAD OF THE BOX ABOVE, the undersigned hereby tenders common shares at the price checked. This action could result in none of the shares being purchased if the purchase price for the common shares is less than the price checked. If the purchase price determined by the Company for the common shares is equal to or greater than the price checked, then the shares tendered by the undersigned and all other shares purchased by the Company will be purchased at the purchase price (subject to the possibility of proration). A shareholder who desires to tender common shares at more than one price must complete a separate Instruction Form for each price at which common shares are tendered. The same common shares cannot be tendered at more than one price (unless those shares were previously tendered and withdrawn). Price (in dollars) per share at which common shares are being tendered:

☐	$78.00	☐	$79.50	☐	$81.00	☐	$82.50	☐	$84.00	☐	$85.50	☐	$87.00
☐	$78.50	☐	$80.00	☐	$81.50	☐	$83.00	☐	$84.50	☐	$86.00	☐	$87.50
☐	$79.00	☐	$80.50	☐	$82.00	☐	$83.50	☐	$85.00	☐	$86.50	☐	$88.00

ODD LOTS

[Optional]
(See Instruction 8 of the Letter of Transmittal)

To be completed ONLY if common shares are being tendered by or on behalf of a person owning, beneficially or of record, an aggregate of fewer than 100 common shares.

☐	By checking this box, the undersigned represents that it is the beneficial or record owner of an aggregate of fewer than 100 common shares, all of which are being tendered.

CONDITIONAL TENDER

[Optional]
(See Instruction 12 of the Letter of Transmittal)

You may condition your tender of common shares upon the Company purchasing a specified minimum number of the common shares tendered, all as described in Section 6 of the Offer to Purchase. Unless at least the minimum number of common shares you indicate below is purchased by the Company pursuant to the terms of the tender offer, none of the shares that you have tendered will be purchased. It is your responsibility to calculate that minimum number of common shares that must be purchased if any are purchased, and you are urged to consult your tax advisor. Unless this box has been checked and a minimum specified, your tender will be deemed unconditional.

☐	The minimum number of my common shares that must be purchased, if any are purchased, is: shares.

If, because of proration, the minimum number of common shares designated will not be purchased, the Company may accept conditional tenders by random lot, if necessary. However, to be eligible for purchase by random lot, you must have tendered all of your shares at or below the purchase price selected by the Company and checked the box below:

☐	The tendered common shares represent all common shares held by the undersigned.

      THE METHOD OF DELIVERY OF THIS DOCUMENT IS AT THE ELECTION AND RISK OF THE TENDERING SHAREHOLDER. IF DELIVERY IS BY MAIL, THEN REGISTERED MAIL WITH RETURN RECEIPT REQUESTED, PROPERLY INSURED, IS RECOMMENDED. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ENSURE TIMELY DELIVERY.

SIGN HERE

Signature(s):

Name(s):

(Please Print)

Taxpayer Identification or Social Security Number:

Address(es):

(Including Zip Code)

Area Code/Phone Number:

Date: